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[CAMBREX LOGO]

News Release

Date:           September 30, 2005
Contact:        Anne-Marie Hess
                Director, Investor Relations & Corporate Communications
Phone:          201-804-3062
Email:          annemarie.hess@cambrex.com
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Release:        Immediate



        SHAWN P. CAVANAGH IS APPOINTED SENIOR VICE PRESIDENT AND GENERAL
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                          MANAGER, CAMBREX BIOPRODUCTS
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     East Rutherford, NJ - September 30, 2005 - Cambrex Corporation (NYSE: CBM)
announces today that Shawn P. Cavanagh has been appointed Senior Vice President and General Manager, Cambrex Bioproducts and that N. David Eansor, formerly head of Bioproducts, has resigned to pursue other interests.

     Mr. Cavanagh joined Cambrex in October 1999 with the acquisition of FMC BioProducts. In 2000, he was promoted to the position Global Director, Endotoxin Detection, and in 2004, to the position of Vice President, Bioproducts. Performance of the businesses that Mr. Cavanagh has been responsible for has been very strong over the last five years and most recently he led the effort to acquire Genolife and associated rapid microbial detection technologies. Prior to joining Cambrex, Mr. Cavanagh held various management and engineering positions with FMC BioProducts.

     "Shawn is an integral part of the Bioproducts leadership team and has the experience, breadth of knowledge and talent to seamlessly assume the leadership role of the Bioproducts business," commented John R. Leone, President and Chief Executive Officer. "Under Shawn's leadership, we are confident that the outstanding growth of this strategic business will continue into the future."

     "We are very appreciative of Dave Eansor's efforts. He was instrumental in building the Bioproducts business, forming an outstanding leadership team and developing a portfolio of technologies on which we will build upon in the future," Mr. Leone continued.





Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com
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About Cambrex
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     Cambrex is a global, diversified life sciences company dedicated to providing products and services to accelerate and improve the discovery and commercialization of human therapeutics. The Company employs approximately 1900 worldwide. For more information, please visit www.cambrex.com.
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